Exhibit 21.1

                         Subsidiaries of the Registrant

1) Starfon Telecom Services AG ("Starfon "), formerly known as UTG Telecom AG and UTG Telecommunications Holding AG, incorporated under the laws of Switzerland on February 29, 1996 (owned 100% by the Company);

2) UTG Communication Belgium N.V. ("UTG Belgium"), incorporated under the laws of Belgium on June 27, 1996 (owned 100% by Starfon);

3) United Telecom GMBH ("UTG GMBH"), incorporated under the laws of Switzerland on May 28, 1996 (owned 100% by Starfon); and

4) Multicom NV ("Multicom"), incorporated under the laws of Belgium (owned 100% by UTG Belgium); and

5) Telelines International SA ("Telelines"), incorporated under the laws of Panama on July 28, 1998 (owned 100% by the Company); and

6) StarPoint Card Sales Ltd. ("StarPoint"), incorporated under the laws of the United Kingdom on November 18, 1998 (owned 51% by Telelines); and

7) StarGlobal Ltd. ("StarGlobal"), incorporated under the laws of Jersey, Channel Islands on November 24, 1998 (owned 100% by Telelines).